UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2013

ICONIX BRAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481903
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory of Certain Officers.

(e) On February 15, 2013, Iconix Brand Group, Inc. (the “Company”) amended (the “Amendment”) the current employment agreement with David Blumberg (the “Executive”), effective February 1, 2013. The Amendment provides for the continued employment of Mr. Blumberg as the Company’s Head of Strategic Development through January 31, 2016.

Under the Amendment, Mr. Blumberg is entitled to an annual base salary of not less than $550,000 until January 31, 2016. In addition, Mr. Blumberg is eligible to participate in the Company’s executive bonus plan, which is administered by the compensation committee.

Pursuant to the terms of the Amendment, Mr. Blumberg will be granted an award of 50,000 time-vested restricted common stock units (“RSUs”) of the Company’s common stock and an award of 200,000 performance-based restricted common stock units (“PSUs”). The RSUs will vest in three equal annual installments on December 31, 2013, 2014 and 2015. Pursuant to the Amendment, the RSUs are subject to the Executive’s continuous employment with the Company on the applicable vesting date. Pursuant to the Amendment, the PSUs will be subject to vesting based on the Company’s achievement of certain designated performance goals and the closing of certain acquisitions. Both the RSUs and PSUs are subject to acceleration under certain circumstances set forth in the Amendment and to forfeiture upon the termination of the Executive’s employment under certain circumstances set forth in the Amendment.

The description of the Amendment and the PSUs do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendment and the exhibit thereto which is filed as Exhibits 10.1 and 10.2.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement entered into February 15, 2013 to be effective February 1, 2013 between Iconix Brand Group, Inc. and David Blumberg. *

10.2	PSU Agreement dated February 15, 2013 between Iconix Brand Group, Inc. and David Blumberg.*

*	Denotes management compensation arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Warren Clamen
Name: Warren Clamen
Title: Executive Vice President and Chief Financial Officer

Date: February15, 2013